CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Effective March 6, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of Spyglass Growth fund, a series of Manager Directed Portfolios Trust. The Audit Committee of the Board of Directors approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The reports of BBD on the financial statements of the Spyglass Growth fund as of and for the fiscal years ended 2021 and 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended 2021, 2022, and during the subsequent interim period through February 18, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Spyglass Growth fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements.

On February 18, 2023, the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fund’s December 31, 2023, fiscal year.

During the fiscal years ended December 31, 2021, December 31, 2022, and during the subsequent interim period through February 18, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Spyglass Growth fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Spyglass Growth fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

March 6, 2024

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Manager Directed Portfolios
File no. 811‐21897

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Spyglass Growth Fund, a series of Manager Directed Portfolios, dated March 7, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP